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                          INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Cohen & Steers, Inc. on Form S-1 of our report dated March 17, 2004 on the consolidated financial statements of Cohen & Steers Capital Management, Inc. and subsidiaries, and to the use of our report dated March 26, 2004 on the statement of financial condition of Cohen & Steers, Inc., appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Summary Consolidated Financial and Other Data," "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

New York, NY
March 29, 2004